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                                   FORM 8-A

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                            AirTran Holdings, Inc.
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            (Exact name of registrant as specified in its charter)



                Nevada                                    58-2189551
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(State of incorporation or organization)    (I.R.S. Employer Identification No.)


  9955 AirTran Blvd., Orlando, Florida                      32827
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(Address of principal executive offices)                  (ZIP Code)


Securities to be registered pursuant to Section 12(b) of the Act:


      Title of each class                Name of each exchange on which
      to be so registered                each class is to be registered

Common Stock, $.001 par value                American Stock Exchange
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If this Form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General
Instruction A.(c), check the following box.      [X]

If this Form relates to the registration of a class of securities pursuant to
Section 12(g) and is effective pursuant to General Instruction A.(d), check the
following box.       [ ]

Securities Act registration statement file number to which this form relates:
                     N/A    (if applicable)
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Securities to be registered pursuant to Section 12(g) of the Act:

                                     None
                                --------------
                                Title of Class

                                     None
                                --------------
                                Title of Class
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Item 1.  Description of Registrant's Securities to be Registered.



    The authorized Capital Stock of AirTran Holdings, Inc. (the "Company") consists of 1,000,000,000 shares of Common Stock, $.001 par value per share and 5,000,000 shares of Preferred Stock, $.01 par value per share. As of March 31, 2000, the Company had outstanding 65,724,146 shares of Common Stock.

    Any Preferred Stock that may be issued shall have the rights, terms and preferences delineated by the Company's Board of Directors in a certificate filed with the Secretary of State of Nevada. As of the date of this Registration Statement, no shares of Preferred Stock have been issued.

    Holders of the Common Stock of the Company are entitled to cast one vote per share on all matters submitted to a vote of stockholders. Such holders are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. Holders of the Company's Common Stock do not have any preemptive, subscription, redemption or conversion rights. Upon any liquidation of the Company, holders of the Company's Common Stock are entitled to share ratably in the net assets of the Company available for distribution after payment or provision for all debts and obligations of the Company and any preferences attributable to any series of Preferred Stock outstanding.

    The Board of Directors of the Company, without approval of its stockholders, is authorized to establish the voting, dividend, redemption, conversion, liquidation and other provisions of a particular series of Preferred Stock. The issuance of Preferred Stock could, among other things, adversely affect the voting power or other rights of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to acquire, or discourage a third party from acquiring, control of the Company.

    The Company has a staggered Board of Directors, with each Director to be elected every third year for a three-year term. A staggered Board of Directors may make it less desirable for a third party to acquire control of the Company as it may take more than one year for the third party to effect a change of control on the Company's Board of Directors.

    Under the Company's By-laws, special meetings of the stockholders of the Company may be called only by a majority of the Board of Directors in office or by stockholders holding not less than 25% of the voting power of the the Company. Action may be taken by Stockholders without a meeting by written consent setting forth the action taken signed by Stockholders holding at least a majority of the voting power, unless a greater vote is required (i) under the Company's Articles of Incorporation, (i) under a Certificate or Rights, Preferences and Privileges filed in accordance with the laws of the State of Nevada, or (iii) under Nevada law.


Item 2.  Exhibits.  Not Applicable.

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     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                  AIRTRAN HOLDINGS, INC.



                                  By: /s/ Steven A. Rossom
                                     ---------------------------------
                                     Steven A. Rossom, Treasurer

                                     Date:    July 13, 2000

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